Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333- 252906) of our report dated March 30, 2022, relating to the consolidated financial statements of Angion Biomedica Corp., appearing in this Annual Report (Form 10-K) for the year ended December 31, 2021.

/s/ Moss Adams LLP

Seattle, Washington
March 30, 2022